Exhibit 99.2

ARRIS GROUP, INC.

Preliminary EBITDA - GAAP to Adjusted Non-GAAP Reconciliation

(in thousands)

	Year 2010	Year 2011	LTM 9/30/2012	YTD Q3 2011	YTD Q3 2012

Earnings (loss) before tax	94,630	(28,511)	(26,247)	49,830	52,094
Depreciation	22,865	24,139	27,554	17,550	20,965
Amortization of intangibles	35,957	33,649	29,382	26,832	22,565
Goodwill & intangible impairment	—	88,633	88,633	—	—
Interest expense	17,965	16,939	17,509	12,681	13,251
Interest income	(1,997)	(3,154)	(2,963)	(2,438)	(2,248)

GAAP EBITDA	169,420	131,695	133,868	104,455	106,627

Highlighted items:
Purchase accounting impact of def revenue	—	3,126	5,593	—	2,467
Stock compensation expense	21,827	22,055	26,302	16,947	21,194
Acquisition costs	—	3,205	3,469	475	739
Restructuring	65	4,360	9,846	969	6,455
Impairment on investments	—	3,000	3,000	—	—
Loss of sale of product line		—	337	—	337
Loss (gain) on debt retirement	(373)	19	—	19	—

Total highlighted items	21,519	35,765	48,547	18,410	31,192

Adjusted Non-GAAP EBITDA	190,939	167,460	182,415	122,865	137,819
Adjusted Non-GAAP EBITDA—% of Adjusted Non-GAAP Sales	17.6%	15.3%	14.1%	15.2%	13.6%

See Notes to GAAP to Adjusted Non-GAAP Financial Measures

Notes to GAAP to Adjusted Non-GAAP Financial Measures

ARRIS Group, Inc. (“we”, “our” “us” or the “Company”) reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Purchase Accounting Impacts Related to Deferred Revenue: In connection with our acquisition of BigBand, business combination rules require us to account for the fair values of arrangements for which acceptance has not been obtained, and post contract support in our purchase accounting. The non-GAAP adjustment to our sales and cost of sales is intended to include the full amounts of such revenues. We believe the adjustment to these revenues is useful as a measure of the ongoing performance of our business. We have historically experienced high renewal rates related to our support agreements and our objective is to increase the renewal rates on acquired post contract support agreements; however, we cannot be certain that our customers will renew our contracts.

Stock-Based Compensation Expense: We have excluded the effect of stock-based compensation expenses in calculating our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. We record non-cash compensation expense related to grants of options and restricted stock. Depending upon the size, timing and the terms of the grants, the non-cash compensation expense may vary significantly but will recur in future periods.

Acquisition Costs: We have excluded the effect of acquisition related and other expenses and the effect of restructuring expenses in calculating our non-GAAP operating expenses and net income measures. We incurred significant expenses in connection with our recent acquisition of BigBand, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. Acquisition related expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related outside services. We believe it is useful to understand the effects of these items on our total operating expenses.

Restructuring Costs: We have excluded the effect of restructuring charges in calculating our non-GAAP operating expenses and net income measures. Restructuring expenses consist of employee severance, abandoned facilities, and other exit costs. We believe it is useful to understand the effects of these items on our total operating expenses.

Impairment of Investment: We have excluded the effect of an other-than-temporary impairment of a cost method investment in calculating our non-GAAP financial measures. We believe it is useful to understand the effect of this non-cash item in our other expense (income).

Impairment of Goodwill and Intangibles: We have excluded the effect of the estimated impairment of goodwill and intangible assets in calculating our non-GAAP operating expenses and net income (loss) measures. Although an impairment does not directly impact the Company’s current cash position, such expense represents the declining value of the technology and other intangibles assets that were acquired. We exclude these impairments when significant and they are not reflective of ongoing business and operating results.

Loss (Gain) on Retirement of Debt: We have excluded the effect of the loss (gain) on retirement of debt in calculating our non-GAAP financial measures. We believe it is useful for investors to understand the effect of this non-cash item in our other expense (income).

Loss on Sale of Product Line: We have excluded the effect of a loss on the sale of a product line in calculating our non-GAAP operating expenses and net income measures. We believe it is useful to understand the effects of these items on our total operating expenses.